Exhibit 10.54

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

August 15, 2016

Perry Schwartz
Vice President, Tools and Lawn & Garden

Dear Dean,

In recognition of your past and future contributions to the Company, and as a critical member of the Tools Business Unit, we are pleased to provide you with the following changes to your compensation. Effective August 1, 2016, the key elements to your compensation will be:

•	Annual base salary will increase to $350,000;

•	Annual incentive opportunity under SHC’s Annual Incentive Plan will increase to 75% of your base salary;

•	Participation under SHC’s Long Term Incentive Program will increase to 75% of your base salary.
Additionally, the enclosed Executive Severance Agreement (“Agreement”), the Agreement provides consideration of twelve (12) months of salary continuation, subject to mitigation, upon, for example, involuntary termination without Cause as defined therein. In addition, the Agreement includes non-disclosure, non-solicitation and a limited non-compete that apply following termination of employment and regardless of whether you receive severance benefits under this Agreement. These provisions are detailed in the Agreement, which you should review thoroughly. This Agreement would supersede your current Agreement which provides for six (6) months of salary continuation.

To acknowledge and accept these changes, please sign and date below and return this letter and the Agreement to your manager.

Accepted:

___/s/ Perry Schwartz________________        _10_/_17_/_16_
Perry Schwartz                                              Date

Business Unit Leader:

__/s/ Tiffany Morris__________________        _8_/_17_/_16_
Tiffany Morris                                             Date

Enclosures